Exhibit 10.20

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AGREEMENT

Between

TETRAPHASE PHARMACEUTICALS, INC.

And

PRESIDENT AND FELLOWS OF

HARVARD COLLEGE

Exhibit 1.5	Development Milestones

Exhibit 1.6	Development Plan

Exhibit 6.2.1	Form of Investment Representation Letter

Exhibit 6.2.2.1	Capitalization Table

ii

LICENSE AGREEMENT

This License Agreement is entered into as of this 3rd day of August, 2006 (the “Effective Date”), by and between Tetraphase Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business c/o Mediphase Venture Partners, 3 Newton Executive Park, Suite 104, Newton, MA 02462 (“Licensee”) and President and Fellows of Harvard College, Holyoke Center, Suite 727, 1350 Massachusetts Ave., Cambridge, MA (“Harvard”). Dr. Andrew G. Myers shall also be party to this Agreement, but solely for purposes of Article 2.

WHEREAS, Harvard is the owner of the Harvard Patent Rights (as defined below) and has the right to grant licenses under the Harvard Patent Rights; and

WHEREAS, Harvard desires to have products based on such patent rights developed and commercialized to benefit the public and is willing to grant a license under such patent rights; and

WHEREAS, Licensee has represented to Harvard, in order to induce Harvard to enter into this Agreement, that Licensee shall commit itself to commercially reasonable efforts to develop, obtain regulatory approval for and commercialize products based on such patent rights; and

WHEREAS, Licensee wishes to obtain a license under such patent rights and Harvard wishes to grant Licensee a license under such patent rights, all in accordance with the terms and conditions of this Agreement; and

WHEREAS, Licensee wishes to retain the services of Dr. Andrew G. Myers as a consultant with respect to the subject matter of this Agreement.

NOW, THEREFORE, the panics hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article I, whether used in the singular or the plural, shall have the meanings specified below.

1.1. “Affiliate” shall mean, with respect to either party, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage shall be substituted in the preceding sentence.

1.2. “Calendar Quarter” shall mean each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect.

1.3. “Combination Product” shall mean a pharmaceutical preparation that includes one or more Non-Covered Components in addition to one or more Covered Components. All references to Licensed Product in this Agreement shall be deemed to include Combination Product.

1.4. “Covered Component” shall mean any compound (or part thereof) the production, making, use, sale or importation of which falls within the scope of a Valid Claim.

1.5. “Development Milestones” shall mean the development and commercialization milestones set forth in Exhibit 1.5 hereto.

1.6. “Development Plan” shall mean the plan for the development and commercialization of Licensed Products attached hereto as Exhibit 1.6, as such plan may be adjusted from time to time pursuant to Section 5.2.

1.7. “Dr. Myers” shall mean Dr. Andrew G. Myers.

1.8. “FDA” shall mean the United States Food and Drug Administration.

1.9. “Harvard Inventions” shall mean any inventions or discoveries made solely by Dr. Myers (so long as he is an employee of Harvard) in the performance of services for Licensee relating to tetracycline chemistry, including methods of synthesis and novel analogs of tetracycline.

1.10. “Harvard Patent Rights” shall mean, in each case to the extent owned and controlled by Harvard: (a) [**] (including the PCT application and/or the US regular utility application filed at or prior to the one year conversion date claiming priority to such provisional application); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent or patent application identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b) and any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart of any of the patents or patent applications identified in (a), (b) or (c) or of the claims identified in (d); and (f) any claim of any United States or foreign patent or patent application to the extent specifically directed to subject matter of Harvard Inventions.

1.11. “IND” shall mean an FDA Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulator Authority in any country in conformance with the requirements of such Regulatory Authority.

1.12. “IND-Enabling GLP Toxicology Studies” shall mean genotoxicity, acute toxicology, safely pharmacology, and/or sub-chronic toxicology studies, in species that satisfy applicable regulatory requirements, using applicable Good Laboratory Practices, that meet the standard necessary for submission as part of the filing of an IND with a Regulatory Authority.

1.13. “Infringed Patent” shall mean an issued and unexpired patent (a) that has not been abandoned, held invalid, revoked, held or rendered unenforceable or lost through interference and (b) the claims of which would be infringed by Licensee’s practice of the Harvard Patent Rights and/or Joint Patent Rights in the making, using, offering for sale, selling or importation of Licensed Products.

1.14. “Initiation” shall mean, with respect to a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, the administration of the first dose to the first patient in such Clinical Trial.

1.15. “Joint Inventions” shall mean all inventions and discoveries made jointly by (a) one or more employees (or others on behalf) of Licensee and (b) Dr. Myers (so long as he is an employee of Harvard) in the performance of services for Licensee relating to tetracycline chemistry, including methods of synthesis and novel analogs of tetracycline.

1.16. “Joint Patent Rights” shall mean (a) any and all patents and patent applications claiming any Joint Inventions; (b) any United States or foreign patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of at least one of the patents or patent applications identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b) and any reissues, renewals, reexaminations, substitutions or extensions thereof; and (d) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c).

1.17. “Licensed Patent Rights” shall mean the Harvard Patent Rights and Harvard’s interest in the Joint Patent Rights.

1.18. “Licensed Product” shall mean any product, the manufacture, use, offer for sale, sale or importation of which falls within the scope of a Valid Claim.

1.19. “Major European Country” shall mean any of the following: (a) France, Germany, Italy or the United Kingdom; or (b) the European Union as a whole.

1.20. “Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in a country.

1.21. “NDA” shall mean a New Drug Application, Biologies License Application, Worldwide Marketing Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the United States Federal Food, Drug, and Cosmetic Act, or similar application or submission for Marketing Authorization of a Licensed Product filed with a Regulatory Authority to obtain marketing approval for a biological pharmaceutical or diagnostic product in that country or in that group of countries.

1.22. “Net Sales” shall mean the gross amount billed or invoiced by or on behalf of Licensee, its Affiliates and Sublicensees (in each case, the “Invoicing Entity”) on sales, leases or other transfers of Licensed Products, less the following to the extent applicable on such sales, leases or other transfers of Licensed Products and not previously deducted from the gross invoice price: (a) customary trade, quantity, and cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products and uncollectible portions of billed or invoiced amounts with respect to any previously sold, leased or otherwise transferred Licensed Products; (c) rebates, chargebacks, retroactive price reductions, allowances and fees actually paid or credited to customers, wholesalers, distributors, third party payors, governmental agencies, administrators and contractees with respect to Licensed Products sold, leased or otherwise transferred; (d) transportation, freight and insurance charges that are paid by or on behalf of the Invoicing Entity; and (e) to the extent separately stated on purchase orders, invoices, or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery, or use of a Licensed Product that are paid by or on behalf of the Invoking Entity, but not including any tax levied with respect to income; provided that:

(i) in any transfers of Licensed Products among an Invoicing Entity, Affiliates of such Invoicing Entity and Sublicensees, not for the purpose of resale by any such Affiliate or Sublicensee, Net Sales shall be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business; and

(ii) in the event that an Invoicing Party receives non-monetary consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of such Invoicing Entity that is not a Sublicensee, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products by an Invoicing Party to an Affiliate of such Invoicing Party or to a Sublicensee for resale by such Affiliate or Sublicensee shall not be deemed Net Sales and Net Sales shall be determined based on the gross amount invoiced or billed by such Affiliate or Sublicensee on resale to an independent third party purchaser.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product will be adjusted by multiplying actual Net Sales of such Combination Product (i.e., Net Sales as determined above without regard to this paragraph) in such country by the fraction A/(A+B), where A is the average invoice price in such country of a Licensed Product containing the same strength of Covered Component(s) that is included in such Combination Product sold without the Non-Covered Components, if sold separately in such country, and B is the average invoice price of the Non-Covered Component(s) that is included in such Combination Product in such country, if sold separately in such country.

If, in a specific country, either the Covered Component(s) or the Non-Covered Component(s) is not sold separately, the relative value of the Covered Component(s) and the Non-Covered Component(s) in the Combination Product shall be negotiated in and agreed upon in good faith by the parties in order to determine the appropriate ratio for calculating Net Sales with respect to such Combination Product in such country.

1.23. “Non-Covered Component” shall mean a clinically active component of a product that is not a Covered Component.

1.24. “Non-Royalty Sublicense Income” shall mean any payments or other consideration that Licensee or any of its Affiliates receives in connection with a Sublicense, other than royalties based on sales, leases or other transfers of Licensed Products by a Sublicensee. In the event that Licensee or an Affiliate of Licensee receives non-monetary consideration in connection with a Sublicense or in the case of transactions not at arm’s length, Non-Royalty Sublicense Income shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business. Non-Royalty Sublicense Income shall not include payments specifically committed to cover future costs to be actually incurred by Licensee or any of its Affiliates (including customary overhead) in the performance of research and development activities to be performed by Licensee or any of its Affiliates in connection with a Licensed Product or a product expected to become a Licensed Product.

1.25. “Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.26. “Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.27. “Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.28. “Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Licensed Product, including, in the United States, the FDA.

1.29. “Relative Contribution Rate” shall mean the relative contribution of Dr. Myers in conceiving, making and/or reducing to practice a Joint Invention. Promptly after disclosure of a Joint Invention under Section 2.4 or 2.5, the parties will negotiate in good faith to agree upon the Relative Contribution Rate, which shall not exceed [**] percent ([**]%). If the parties are unable to agree upon the Relative Contribution Rate within [**] days of such disclosure, the matter will be referred to an independent patent counsel appointed by and mutually acceptable to the parties, who will determine the Relative Contribution Rate (not to exceed [**] percent ([**]%)).

1.30. “Sublicense” shall mean: (a) any right granted, license given, or agreement entered into by Licensee to or with any other person or entity (or by a Sublicensee to or with a further Sublicensee permitted by Section 4.2.2.4), under or with respect to or permitting any use of any of the Licensed Patent Rights or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products; (b) any option or other right granted by Licensee to any other person or entity (or by a Sublicensee to a further Sublicensee permitted by Section 4.2.2.4) to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee toward any other person or entity (or by a Sublicensee toward a further Sublicensee permitted by Section 4.2.2.4) not to grant any of the rights described in clause (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense. For clarity, “Sublicense” does not include any implied license that may be deemed to be granted as part of a sale of a License Product.

1.31. “Sublicensee” shall mean any person or entity granted a Sublicense.

1.32. “Third Party Proposed Product” shall mean an actual or potential Licensed Product (a) that is for a therapeutic category (e.g., infectious diseases, inflammatory conditions and oncological conditions) for which no Licensed Product is being developed or commercialized by Licensee, any Affiliate of Licensee or any Sublicensee and (b) that does not contain or consist of any Covered Component that is included in a Licensed Product that is being clinically developed or commercialized by Licensee, any Affiliate of Licensee or any Sublicensee. For the avoidance of doubt, sub-categories within the same general therapeutic category shall be considered the same therapeutic category (e.g., infectious diseases shall include subcategories such as bacterial diseases and fungal diseases).

1.33. “Valid Claim” shall mean: (a) a claim of an issued and unexpired patent within the Harvard Patent Rights or, except as excluded pursuant to Section 3.4.2, Joint Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned, or (iv) lost through an interference proceeding; (b) a pending claim of a pending patent application within the Harvard Patent Rights (in a particular country) that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling and (iii) has not remained un-issued for a period of [**] or more years from the date of issuance of the first substantive patent office action considering the patentability of such claim by the applicable patent office in such country, provided that if after the earliest possible date for requesting examination in such country Harvard fails to request examination by such patent office within [**] days after Licensee requests Harvard to do so, such [**]-year period shall run from the date of Licensee’s request that Harvard request examination; or (c) except as excluded pursuant to Section 3.4.2, a pending claim of a patent application within the Joint Patent Rights.

2. Title; Disclosure.

2.1. The entire right, title and interest in Harvard Inventions shall be owned solely by Harvard.

2.2. The entire right, title and interest in Joint Inventions shall be owned jointly by Harvard and Licensee.

2.3. All determinations of inventorship under this Agreement shall be made in accordance with United States patent law. In case of dispute between Harvard and Licensee over inventorship, a mutually acceptable outside patent counsel shall make the determination of the inventor(s) by applying the standards contained in United States patent law.

2.4. Harvard shall disclose to Licensee in a confidential writing the development, making, conception or reduction to practice of any Harvard Inventions or Joint Inventions of which it becomes aware, promptly after its receipt of an invention disclosure form from Dr. Myers.

2.5. Licensee shall disclose to Harvard’s Office of Technology Development in a confidential writing the development, making, conception or reduction to practice of any Harvard Inventions or Joint Inventions promptly after it becomes aware thereof.

2.6. Dr. Myers shall disclose to Licensee and Harvard’s Office of Technology Development in a confidential writing the development, making, conception or reduction to practice of any Harvard Inventions or Joint Inventions promptly after he becomes aware thereof.

2.7. Any consulting or other agreement pursuant to which Dr. Myers performs services for or on behalf of Licensee (so long as he is an employee of Harvard) (a “Consulting Agreement”) shall be consistent with and subordinate to the provisions of this Article 2. Any such Consulting Agreement shall require Dr. Myers to assign his rights in Harvard Inventions and Joint Inventions in a manner consistent with the provisions of this Article 2 and shall allow Dr. Myers to make the disclosures contemplated by Section 2.6.

2.8. In the case of any discrepancy between Article 2 of this Agreement and any Consulting Agreement, the terms of this Agreement shall prevail; provided that (a) Licensee shall have no liability for or obligation to enforce Dr. Myers’ obligations hereunder and (b) Licensee’s sole and exclusive liability to Harvard and Harvard’s sole and exclusive remedy against Licensee for such discrepancy shall be for Licensee to acknowledge that the terms of this Agreement prevail over the noncompliant provisions of such Consulting Agreement and to take reasonable steps to amend the Consulting Agreement to render it consistent with this Agreement.

3. Patent Filing, Prosecution and Maintenance.

3.1. Harvard Patent Rights. Harvard shall be responsible for the preparation, filing, prosecution, protection and maintenance of all Harvard Patent Rights, using patent counsel reasonably acceptable to Licensee. With respect to Harvard Patent Rights, Harvard shall: (a) use independent patent counsel reasonably acceptable to Licensee and instruct such patent counsel to furnish the Licensee with copies of all correspondence relating to the Harvard Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response; (b) give Licensee an opportunity to review the text of each patent application before filing; (c) consult with Licensee with respect thereto; (d) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; (e) keep Licensee advised of the status of actual and prospective patent filings; and (f) provide advance copies of any papers related to the filing, prosecution, protection and maintenance of such patent filings. Harvard shall give Licensee the opportunity to provide comments on and make requests of Harvard concerning the preparation, filing, prosecution, protection and maintenance of the Harvard Patent Rights, and shall consider such comments and requests in good faith.

3.2. Joint Patent Rights. Licensee shall have the first right to prepare, file, prosecute, protect and maintain Joint Patent Rights, at its cost; provided, however, that Licensee may elect to waive such right on a case-by-case basis and if so, Licensee shall notify Harvard promptly in writing and Harvard shall have the right, but not the obligation, to prepare, file, prosecute, protect and maintain such Joint Patent Rights. With respect to Joint Patent Rights, the filing party shall: (a) use independent patent counsel reasonably acceptable to the non-filing party and instruct such patent counsel to furnish the non-filing party with copies of all correspondence relating to the Joint Patent Rights from the USPTO and any other patent office, as well as copies of all proposed responses to such correspondence in time for the other party to review and comment on such response; (b) give the non-filing party an opportunity to review the text of each patent application before filing; (c) consult with the non-filing party with respect thereto; (d) supply the non-filing party with a copy of the application as filed, together with notice of its filing date and serial number; (e) keep the non-filing party advised of the status of actual and prospective patent filings; and (f) provide advance copies of any papers related to the filing, prosecution, protection and maintenance of such patent filings. The filing party shall give the non-filing party the opportunity to provide comments on and make requests of the filing party concerning the preparation, filing, prosecution, protection and maintenance of the Joint Patent Rights, and shall consider such comments and requests in good faith.

3.3. Expenses. Subject to Section 3.4 below, Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard pursuant to this Article 3 within [**] days after Harvard invoices Licensee. In addition, Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard prior to the execution of this Agreement with respect to the preparation, filing, prosecution, protection and maintenance of Harvard Patent Rights (estimated to be approximately [**] U.S. Cents ($[**])) within [**] days after the date on which the financing described in Section 11.2.2 below closes.

3.4. Abandonment. Should Licensee decide that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any Harvard Patent Rights and/or Joint Patent Rights in a particular country (“Abandoned Patent Rights”), Licensee shall provide Harvard with prompt written notice of such election. Upon receipt of such notice by Harvard, Licensee shall be released from its obligation to reimburse Harvard for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses authorized prior to the receipt by Harvard of such notice shall be deemed incurred prior to the notice.

3.4.1. Effect of Abandonment of Harvard Patent Rights. In the event of Licensee’s abandonment of any Harvard Patent Rights (“Abandoned Harvard Patent Rights”), any license granted by Harvard to Licensee hereunder with respect to such Abandoned Harvard Patent Rights will terminate, and Licensee will have no rights whatsoever to exploit such Abandoned Harvard Patent Rights. Harvard shall then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Harvard Patent Rights to third parties. Such Abandoned Harvard Patent Rights shall cease to constitute Harvard Patent Rights.

3.4.2. Effect of Abandonment of Joint Patent Rights. In the event of Licensee’s abandonment of any Joint Patent Rights (“Abandoned Joint Patent Rights”), Harvard, in its sole discretion, may choose to terminate any license granted by Harvard to Licensee hereunder with respect to such Abandoned Joint Patent Rights. If Harvard exercises its right to terminate and continues to pay for the preparation, filing, prosecution, protection and maintenance of such Abandoned Joint Patent Rights, it thereafter shall have the right to practice and exploit the inventions claimed in such Abandoned Joint Patent Rights without any duty to account to Licensee or any obligation to obtain any consent or approval of Licensee for such use and exploitation. Harvard also shall then be free, without further notice or obligation to Licensee, and Licensee hereby grants Harvard an exclusive license, to grant rights in and to such Abandoned Joint Patent Rights to third parties; provided, however, that Licensee shall have (and Harvard hereby grants Licensee) the right, without further notice or obligation to Harvard, to practice and exploit the inventions claimed in such Abandoned Joint Patent Rights in connection with Licensee’s development and commercialization of a Licensed Product and to grant rights in and to such Abandoned Joint Patent Rights to third parties in connection with any license of a Licensed Product developed by or on behalf of Licensee. The claims of any such Abandoned Joint Patent Rights shall cease to constitute Valid Claims.

3.5. No Warranty. Nothing contained herein shall be deemed to be a warranty by either party that it can or will be able to obtain patents on patent applications included in the Harvard Patent Rights or Joint Patent Rights, or that any of the Harvard Patent Rights or Joint Patent Rights will afford adequate or commercially worthwhile protection.

3.6. Small Entity Designation. If Licensee, any Sublicensee and/or any holder of an option to obtain a Sublicense does not qualify, or at any point during the term of this Agreement ceases to qualify, as a “small entity’” as provided by the USPTO, Licensee shall so notify Harvard immediately, in order to enable Harvard to comply with USPTG regulations regarding payment of fees with respect to Harvard Patent Rights and Joint Patent Rights.

4. License Grant.

4.1. Licenses.

4.1.1. Harvard Patent Rights. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee an exclusive (except as set forth in clauses (a) and (b) below), worldwide, royalty-bearing license under the Harvard Patent Rights solely to develop, make, have made, use, market, offer for sale, sell and import Licensed Products; provided, however, that:

(a) Harvard shall retain the right to make and use Licensed Products, and to grant licenses to other not-for-profit research organizations to make and use Licensed Products, for internal research, teaching and other educational purposes and not for the purpose of commercial manufacture, distribution or provision of services for a fee; and

(b) the U.S. federal government shall retain rights in the Licensed Patent Rights pursuant to 35 USC §§200-212, 37 CFR §401 et seq. and applicable governmental implementing regulations, and any right granted in this Agreement greater than that permitted under 35 USC §§200-212 or 37 CFR §401 et seq. shall be subject to modification as may be required to conform to the provisions of those statutes and regulations.

4.1.2. Joint Patent Rights. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee an exclusive, worldwide, royalty-bearing license under Harvard’s interest in the Joint Patent Rights solely to develop, make, have made, use, market, offer for sale, sell and import Licensed Products.

4.2. Sublicense.

4.2.1. Sublicense Grant. Licensee shall be entitled to grant Sublicenses to third parties under the licenses granted pursuant to Section 4.1 if the contemplated Sublicense complies with the terms of this Section 4.2. Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. Such Sublicenses shall only be made for consideration and in bona-fide arm’s length transactions.

4.2.2. Sublicense Agreements. Sublicenses shall be granted only pursuant to written agreements, which shall be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements shall contain, among other things, provisions to the following effect:

4.2.2.1. All provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement, including without limitation its obligations under Sections 6.3, 6.4, 6.5, 7.1.1, 7.3, 9.1 and 12.1;

4.2.2.2. A section substantially the same as Article 10, which also shall state that the Indemnitees (as defined in Article 10) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification and insurance provisions;

4.2.2.3. In the event of termination of the licenses set forth in Section 4.1 above (in whole or in part (e.g., termination in a particular country)), any existing Sublicense shall terminate to the extent such licenses terminate; provided, however, that, for each Sublicensee, upon termination of a Sublicense agreement, if the Sublicensee is not then in breach of the Sublicense such that Licensee would have the right to terminate such Sublicense agreement, such Sublicensee shall have the right to seek a license from Harvard. Harvard agrees to negotiate such licenses in good faith under reasonable terms and conditions, which shall not impose any representations, warranties, obligations or liabilities on Harvard that are not included in this Agreement;

4.2.2.4. The Sublicensee shall not be entitled to sublicense its rights under such Sublicense agreement without Harvard’s prior written consent; provided that, if the Sublicensee is a major pharmaceutical company, the Sublicensee may grant further Sublicenses with respect to Licensed Products that the Sublicensee is developing and/or commercializing in at least one of (a) the United States, (b) any Major European Country or (c) Japan, in each case subject to Sections 4.2.2.1, 4.2.2.2, 4.2.2.3 and 4.2.2.5, without Harvard’s consent; and

4.2.2.5. The Sublicensee shall not be entitled to assign the Sublicense agreement without the prior written consent of Harvard, except that Sublicensee may assign the Sublicense agreement to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing in a manner reasonably satisfactory to Harvard to be bound by the terms of such Sublicense agreement.

4.2.3. Delivery of Sublicense Agreement. Licensee or Sublicensee shall furnish Harvard with a fully executed copy of any Sublicense agreement or further Sublicense agreement under Section 4.2.2.4, promptly after its execution. Harvard shall keep any such copies of Sublicense agreements in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement.

4.2.4. Breach by Sublicensee. Any act or omission by a Sublicensee that would have constituted a breach of this Agreement had it been an act or omission by Licensee, shall constitute a breach of this Agreement.

4.3. Improvements. In the future event that Harvard owns and controls patents and/or patent applications for which Dr. Myers is an inventor that (a) are not Harvard Patent Rights or Joint Patent Rights and (b) include claims that are dominated by any Valid Claims of the Harvard Patent Rights described in Section 1.10(a) – (e), Licensee may notify Harvard in writing that it wishes to obtain a license under such patents and/or patent applications solely with respect to those claims that are dominated by such Valid Claims of the Harvard Patent Rights described in Section 1.10(a) – (e). Harvard will grant Licensee a license under such claims by amending this Agreement to include such claims in the definition of Licensed Patent Rights if (i) Harvard is not, at the time of its receipt of Licensee’s notice, subject to any legal or pre-existing contractual obligations or restraints that would prevent it from granting the requested license and (ii) either (A) the inventors of the invention claimed in such claims (and, in the case of non-Harvard inventors, the institutions with which such inventors are affiliated) do not reasonably object to the grant of the requested license based on an argument that the terms of the license contemplated by this Section 4.3, when considered from the perspective of the parties as of the date of such license, do not provide fair value to Harvard for the license of such patent rights (and, consequently, such inventors’ financial interest in such patent rights will be adversely affected) or (B) if any such inventors or institutions do object, the neutral third party appointed by the parties pursuant to the immediately following sentence does not affirmatively determine that the terms of the license contemplated by this Section 4.3, when considered from the perspective of the parties as of the date of such license, do not provide fair value to Harvard for the license of such patent rights. If Harvard relies upon clause (ii) above to refuse to grant Licensee a license under such claims, Licensee will have the right to seek a determination from a neutral third party (mutually acceptable to the parties) as to whether the terms of the license contemplated by this Section 4.3, when considered from the perspective of the parties as of the date of such license, provide fair value to Harvard for the license of such patent rights. Licensee shall not be required to pay any additional upfront consideration for such license, except for a license issuance fee to be agreed upon by the parties, which will not exceed [**] U.S. Dollars ($[**]). The other financial terms of this Agreement (e.g., milestone payments, royalty payments and payments on account of Non-Royalty Sublicense Income) will apply to the requested license (i.e., other than the to-be-agreed upfront consideration, the effect of such requested license shall be to include such additional patents and/or patent applications in Harvard Patent Rights licensed to Licensee under this Agreement, without modifying the economic terms of this Agreement).

4.4. Future Inventions. In the future event that Harvard owns and controls patents and/or patent applications for which Dr. Myers is an inventor that (a) are not dominated by any Valid Claims of the Harvard Patent Rights described in Section 1.10(a) – (e) and (b) include claims with respect to tetracycline chemistry, including methods of synthesis and novel analogs of tetracycline, Licensee may notify Harvard in writing that it wishes to obtain a license under such patents and/or patent applications solely with respect to claims covering tetracycline chemistry, including methods of synthesis and novel analogs of tetracycline. Harvard will enter into good faith negotiations with Licensee for a license under such claims if (a) Harvard is not, at the lime of its receipt of Licensee’s notice, subject to any legal, public policy or pre-existing contractual obligations or restraints that would prevent it from granting the requested license and has not already commenced negotiations for any agreement that would impose such obligations or restraints and (b) Harvard believes that Licensee is an appropriate party to which to grant the requested license (taking into account Licensee’s resources and the potential applications for such patent rights).

4.5. Third Party Proposed Products.

4.5.1. If, at any time following the [**] anniversary of the Effective Date of this Agreement, a third party makes a bona fide proposal to Harvard for developing a Third Party Proposed Product and Harvard is interested in having such Third Party Proposed Product developed and commercialized, Harvard shall notify Licensee of and shall provide Licensee with information regarding the third party’s proposal. Within [**] days of the receipt of such notification from Harvard, Licensee shall notify Harvard whether it is interested in developing such Third Party Proposed Product

4.5.2. If Licensee notifies Harvard within such [**] day period that it is interested in developing such Third Party Proposed Product, the parties will agree upon a development plan with respect to such Third Party Proposed Product, which development plan shall be similar to the Development Plan with respect to other Licensed Products developed by Licensee, subject to necessary adjustments, and will include reasonable milestones. In such case, Licensee shall be obligated (a) to use commercially reasonable efforts to develop and commercialize the Third Party Proposed Product in accordance with such new development plan and (b) to meet the milestones with respect to the Third Party Proposed Product.

4.5.3. In the event Licensee thereafter fails to comply in any material respect with such mutually agreed development and commercialization obligations, and fails to cure such noncompliance after notice from Harvard within the time periods specified in Section 11.2.3.2, Harvard shall be entitled to terminate the license granted in this Agreement under Harvard Patent Rights with respect to such Third Party Proposed Product and shall be free to grant a third party a license under any relevant Harvard Patent Rights solely to develop, make, have made, use, market, offer for sale, sell, and import such Third Party Proposed Product.

4.5.4. If Licensee states in its notification to Harvard that it is not interested in developing such Third Party Proposed Product but that it wishes to grant a Sublicense under any relevant Harvard Patent Rights to such third party with respect to such Third Party Proposed Product, Licensee shall have [**] days (or such longer time as shall be agreed to by the parties in writing) to negotiate and enter into such a Sublicense agreement with such third party; provided, however, that if Licensee demonstrates that it and such third party have entered into a term sheet with respect to such a Sublicense agreement during such [**] days, Licensee shall be entitled to extend that period for the execution of a binding Sublicense agreement by an additional [**] days.

4.5.5. If Licensee fails to enter into such a Sublicense agreement within such [**] day period or [**] day period, as applicable, Licensee shall promptly (but in any event within [**] days of the end of such period) provide Harvard in writing an explanation for such failure along with the proposed terms offered by Licensee to Sublicensee. If Harvard determines in its good faith judgment that the terms offered by Licensee to such third party were not commercially reasonable, Harvard shall notify Licensee of such determination and provide Licensee with an additional [**] days to enter into a Sublicense with such third party. If Licensee fails to enter into an agreement with such third party within such additional [**] day period, then Harvard shall be free to grant such third party a license under the relevant Harvard Patent Rights solely to develop, make, have made, use, market, offer for sale, sell and import such Third Party Proposed Product; provided, however, that (a) Harvard shall not grant such third party license on terms more favorable to the third party than the terms of the license granted to Licensee in this Agreement with respect to such Third Party Proposed Product unless Harvard first amends this Agreement to provide Licensee with such more favorable terms (and after such amendment provides Licensee with a notice pursuant to Section 4.5.1 that commences a [**] day notice period thereunder during which Licensee may elect to develop such Third Party Proposed Product, in which case Sections 4.5.2 and 4.5.3 will apply) and (b) Harvard must grant such third party license within [**] days after the end of the [**] day period referenced above. The license granted to Licensee in this Agreement under Harvard Patent Rights with respect to such Third Party Proposed Product shall terminate automatically on the effective date of such third party license.

4.6. No Other Grant of Rights. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Harvard or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Licensed Patent Rights.

5. Development and Commercialization.

5.1. Diligence. Licensee shall use commercially reasonable efforts, and shall cause its Sublicensees to use commercially reasonable efforts: (i) to develop Licensed Products in accordance with the Development Plan; (ii) to introduce Licensed Products into the commercial market; and (iii) to market Licensed Products following such introduction into the market. In addition, Licensee, by itself or through its Affiliates or Sublicensees, also shall achieve each of the Development Milestones within the time periods specified in Exhibit 1.5. Licensee’s sole and exclusive liability and Harvard’s sole and exclusive remedy for any breach of this Section 5.1 shall be the termination right set forth in Section 11.2.3.1, to the extent applicable.

5.2. Adjustment of Development Plan. Licensee shall be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the Development Milestones. Licensee shall provide Harvard with copies of any such adjusted Development Plans.

5.3. Reporting. Within [**] days after the end of each calendar year, Licensee shall furnish Harvard with a written report summarizing its, its Affiliates, and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including without limitation: (i) research and development activities, including in reasonable detail medicinal chemistry efforts and animal efficacy and toxicity studies relating to potential Licensed Products; (ii) commercialization efforts; and (iii) marketing efforts. Each report shall contain a sufficient level of detail for Harvard to assess whether Licensee is in compliance with its obligations under Section 5.1.

5.4. Failure. Both parties agree that timely achievement of Development Milestones is subject to considerable uncertainty, given the novelty of the technology embodied in the Licensed Patent Rights, territorial or legal restrictions on the use of pharmaceutical products, the regulatory climate and approval process, and pricing or other government restrictions on certain pharmaceutical products. Accordingly, in the event Licensee fails to achieve any Development Milestone, the parties agree to discuss and, if appropriate, revise said milestone by adding a period of up to [**] months to achieve such milestone, upon Licensee’s written notice to Harvard, accompanied by an explanation for the reasons for such failure and a detailed written plan for promptly achieving such milestones. If Licensee does not provide Harvard with a reasonable basis for its failure to meet a Development Milestone (and lack of finances shall not constitute reasonable basis for such failure) or does not provide Harvard with a detailed written plan for promptly achieving such milestones, Harvard shall notify Licensee in writing of Licensee’s failure and shall allow Licensee [**] days to cure its failure. Licensee’s failure to cure such delay within such [**]-day period shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement forthwith.

6. Consideration for Grant of License

6.1. License Issuance Fee. As partial consideration for the license granted hereunder, Licensee shall pay Harvard a non-refundable license fee of [**] U.S. Dollars ($[**]) within [**] days after the date on which Licensee completes a Qualifying Financing (as defined in Section 11.2.2 below).

6.2. Equity.

6.2.1. Initial Grant. As partial consideration for the license granted hereunder, and subject to the execution and delivery of an investment representation letter by Harvard in substantially the form attached hereto as Exhibit 6.2.1, within [**] days after the date on which Licensee completes a Qualifying Financing (as defined in Section 11.2.2 below), Licensee shall issue to Harvard such number of shares of common stock (the “Shares”) of Licensee that constitutes the greater of:

(a) [**] shares of common stock, adjusted for any stock splits and similar events; or

(b) [**] percent ([**]%) of the outstanding common stock of Licensee, on a Fully Diluted Basis, as of the date of completion of the Qualifying Financing, after giving effect to such issuance to Harvard and to the sale in the Qualifying Financing of shares of capital stock having an aggregate purchase price, which together with the aggregate purchase price received by the Company from any investment in its capital stock made prior to the Qualifying Financing, does not exceed the Funding Threshold (i.e., assuming only such shares issued in the Qualifying Financing that are necessary to achieve the Funding Threshold are then outstanding). For purposes of illustration, if the Qualifying Financing were to involve the sale of shares of capital stock having an aggregate purchase price of $[**] and no cash investment in Licensee’s capital stock had been made prior to the Qualifying Financing, then the calculation above in this clause (b) shall only apply to and shall only include the shares of capital stock sold in the Qualifying Financing having an aggregate purchase price of $[**] and shall not include the additional shares of capital stock sold in the Qualifying Financing (i.e., Harvard’s shareholdings will be diluted with respect to the additional shares of capital stock sold in the Qualifying Financing).

6.2.2. Representations and Warranties. Licensee hereby represents and warrants to Harvard that:

6.2.2.1. The capitalization table attached hereto as Exhibit 6.2.2.1 (the “Cap Table”) sets forth all of the outstanding capital stock of Licensee on a Fully Diluted Basis as of the Effective Date after assuming and giving effect to the Shares to be issued to Harvard under Section 6.2.1;

6.2.2.2. Other than as set forth in the Cap Table, as of the Effective Date, there are no outstanding shares of capital stock, convertible securities, outstanding warrants, options or other rights to subscribe for purchase or acquire from Licensee any capital stock of Licensee and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any capital stock of Licensee or under which Licensee is obligated to issue any of its securities; and

6.2.2.3. The Shares, when issued pursuant to the terms hereof, shall, upon such issuance, be duly authorized, validly issued, fully paid and nonassessable.

6.2.3. Anti-Dilution. If, at any time, after the initial issuance of Shares pursuant to Section 6.2.1 and prior to the achievement of the Funding Threshold (as defined below), Licensee issues Additional Securities (as defined below) that would cause the common stock issued to Harvard under this Article 6 to represent less than [**] percent ([**]%) of Licensee’s outstanding stock on a Fully-Diluted Basis (a “Diluting Issuance”), then, within [**] days after the date of such Diluting Issuance, subject to the execution and delivery of an investment representation letter by Harvard in substantially the form attached hereto as Exhibit 6.2.1, Licensee shall issue additional shares of common stock to Harvard such that after giving effect to such issuance to Harvard, the common stock issued to Harvard under this Article 6 shall represent [**] percent ([**]%) of Licensee’s outstanding stock on a Fully Diluted Basis. Such issuances to Harvard shall continue until such time and with respect to those securities as are issued by Licensee prior to Licensee achieving the Funding Threshold. Upon achievement of the Funding Threshold, no additional shares shall be due to Harvard pursuant to this Section 6.2.3.

6.2.4. Definitions. The following terms shall have the following meanings:

(a) “Additional Securities” shall mean shares of capital stock, convertible securities, warrants, options or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee

(b) “Fully Diluted Basis” shall mean, as of a specified date, the number of shares of common stock of Licensee then outstanding (assuming conversion of all other classes of stock into common stock) plus the number of shares of common stock of Licensee issuable upon exercise or conversion of then outstanding convertible securities (other than other classes of stock), options, rights or warrants of Licensee (which shall be determined without regard to whether such securities are then vested, exercisable or convertible).

(c) “Funding Threshold” shall mean a total investment from and after the incorporation of Licensee of [**] U.S. Dollars ($[**]) in cash in exchange for Licensee’s capital stock.

6.3. Milestone Payments.

6.3.1. As partial consideration for the license granted hereunder, Licensee shall pay Harvard the following milestone payments with respect to each Licensed Product, regardless of whether such milestones are achieved by Licensee, an Affiliate of Licensee or a Sublicensee:

6.3.1.1. [**] U.S. Dollars ($[**]) upon [**] with respect to such Licensed Product;

6.3.1.2. [**] U.S. Dollars ($[**]) upon [**] with respect to such Licensed Product;

6.3.1.3. [**] U.S. Dollars ($[**]) upon [**] with respect to such Licensed Product;

6.3.1.4. [**] U.S. Dollars ($[**]) upon [**] with respect to such Licensed Product;

6.3.1.5. Two Million U.S. Dollars ($2,000,000) upon Initiation of a Phase III Clinical Trial with respect to such Licensed Product;

6.3.1.6. [**] U.S. Dollars ($[**]) upon [**] with respect to such Licensed Product;

6.3.1.7. [**] U.S. Dollars ($[**]) upon [**] with respect to such Licensed Product;

6.3.1.8. [**] U.S. Dollars ($[**]) upon [**] with respect to such Licensed Product;

6.3.1.9. [**] U.S. Dollars ($[**]) upon [**] with respect to such Licensed Product;

6.3.1.10. [**] U.S. Dollars ($[**]) upon [**] with respect to such Licensed Product; and

6.3.1.11. [**] U.S. Dollars ($[**]) upon [**].

Licensee shall notify Harvard in writing within [**] days following the achievement of each milestone described in this Section 6.3.1, and shall make the appropriate milestone payment within [**] days after the achievement of such milestone. Each milestone payment set forth in this Section 6.3.1 shall be payable no more than once per Licensed Product.

For purposes of this Section 6.3.1, [**] shall include [**] by operation of rule or regulation due to the [**].

For purposes of this Section 6.3.1, if all active pharmaceutical ingredient(s) in a Licensed Product that are Covered Component(s) are the same (irrespective of formulation differences that are not deemed by the applicable Regulatory Authority to result in different active pharmaceutical ingredient(s)) as active pharmaceutical ingredient(s) in Licensed Products for which Licensee has already paid a given milestone payment under this Section 6.3.1, then Licensee shall not be required to pay such milestone payment with respect to such Licensed Product.

6.3.2. The milestones set forth in Section 6.3.1 are intended to be successive, except that the [**] milestones set forth in Sections 6.3.1.6, 6.3.1.7, 6.3.1.8, 6.3.1.9, 6.3.1.10 and 6.3.1.11 are not intended to be successive (i.e., the achievement of such milestones in [**] may occur in any order). In the event that a Licensed Product is not required to [**] associated with a particular milestone (“Skipped Milestone”), such Skipped Milestone shall be deemed to have been achieved upon the achievement by such Licensed Product of the next successive milestone (“Achieved Milestone”). Payment for any Skipped Milestone that is owed in accordance with the provisions of this Section 6.3.2 shall be due within [**] days after the achievement of the Achieved Milestone.

6.4. Net Sales.

6.4.1. Royalties. As partial consideration for the license granted hereunder, Licensee shall pay Harvard an amount equal to the following percentages of Net Sales of Licensed Products:

6.4.1.1. [**] percent ([**]%) of calendar year annual Net Sales up to [**] U.S. Dollars ($[**]);

6.4.1.2. [**] percent ([**]%) of calendar year annual Net Sales in excess of [**] U.S. Dollars ($[**]) up to [**] U.S. Dollars ($[**]);

6.4.1.3. [**] percent ([**]%) of calendar year annual Net Sales in excess of [**] U.S. Dollars ($[**]) up to [**] U.S. Dollars ($[**]); and

6.4.1.4. [**] percent ([**]%) of calendar year annual Net Sales in excess of [**] U.S. Dollars ($[**]).

With respect to each Licensed Product, royalties will be payable on a country-by-country basis, so long as the making, using or selling of the Licensed Product is covered by a Valid Claim in the country in which such Licensed Product is made, used or sold.

6.4.2. Joint Patent Rights Only Licensed Products. Notwithstanding the foregoing, in the event that the making, using or selling of a Licensed Product is covered only by a Valid Claim within the Joint Patent Rights (and not by any Valid Claim within the Harvard Patent Rights) in a certain country, the royalty payment rates specified above with respect to such Licensed Product shall be multiplied by the Relative Contribution Rate in such country.

6.4.3. Third Party Royalty Set Off. Notwithstanding the foregoing, in the event that Licensee is required to obtain a license from a third party to an Infringed Patent (as defined below) in order to make, use or sell Licensed Products, and Licensee obtains such a license after arm’s length negotiations, Licensee may offset an amount of up to [**] percent ([**]%) of any amounts paid under such third party license with respect to sales of such Licensed Product against the royalty payments that are due to Harvard pursuant to this Section 6.4 with respect to sales of such Licensed Product in such country; provided that in no event shall (a) the royalty payments to Harvard with respect to such Licensed Product be reduced for any Calendar Quarter by more than [**] percent ([**]%) of the amount otherwise due for such Calendar Quarter with respect to such Licensed Product under this Section 6.4 and (b) the offset that Licensee is entitled to make against royalty payments due to Harvard be greater than any offset that Licensee is entitled to make against royalty payments due to such third party licensee on account of royalty payments made to Harvard under this Agreement. If Licensee is unable to fully offset [**] percent ([**]%) of such amounts paid under third party licenses against royalties due for a Calendar Quarter, Licensee shall be entitled to carry forward to subsequent Calendar Quarters any undeducted amounts for deduction in such subsequent Calendar Quarters, subject to the limitations set forth in subsections (a) and (b) above.

6.5. Non-Royalty Sublicense Income. As partial consideration for the license granted hereunder, Licensee shall pay Harvard an amount equal to the following percentages of Non-Royalty Sublicense Income:

6.5.1. if Licensee grants a Sublicense [**] with respect to the Licensed Product that is the subject of such Sublicense, Licensee shall pay Harvard an amount equal to [**] percent ([**]%) of all Non-Royalty Sublicense Income received in connection with such Sublicense;

6.5.2. if Licensee grants a Sublicense [**] with respect to the Licensed Product that is the subject of such Sublicense, Licensee shall pay Harvard an amount equal to [**] percent ([**]%) of all Non-Royalty Sublicense Income received in connection with such Sublicense; and

6.5.3. if Licensee grants a Sublicense [**] with respect to the Licensed Product that is the subject of such Sublicense, Licensee shall pay Harvard an amount equal to [**] percent ([**]%) of all Non-Royalty Sublicense Income received in connection with such Sublicense.

7. Reports; Payments; Records.

7.1. Reports and Payments.

7.1.1. Reports. Within [**] days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Non-Royalty Sublicense Income received, Licensee shall deliver to Harvard a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product breakdown):

(a) the number of units of Licensed Products sold by Licensee, its Affiliates and Sublicensees for the applicable Calendar Quarter;

(b) the gross amount billed for Licensed Products sold by Licensee, its Affiliates and Sublicensees during the applicable Calendar Quarter;

(c) a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of applicable deductions; and

(d) the total amount payable to Harvard in U.S. Dollars on Net Sales for the applicable Calendar Quarter, together with the exchange rates used for conversion.

In addition, Licensee shall include in each such report a statement of all Non-Royalty Sublicense Income and the amounts payable to Harvard in respect thereto for the applicable Calendar Quarter. Each such report shall be certified on behalf of Licensee as true, correct and complete in all material respects by Licensee’s Chief Financial Officer or an executive level officer with comparable authority. If no amounts are due to Harvard for any Calendar Quarter, the report shall so state.

7.1.2. Payment for Net Sales. Within [**] days after the end of each Calendar Quarter, Licensee shall pay Harvard all amounts due with respect to Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter.

7.2. Payment Currency. All payments due under this Agreement shall be payable in U.S. Dollars. Conversion of foreign currency to U.S. Dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments shall be without deduction of exchange, collection, or other charges.

7.3. Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used or sold under this Agreement, any amounts payable to Harvard in relation to such Licensed Products and all Non-Royalty Sublicense Income received by Licensee and its Affiliates, which records shall contain sufficient information to permit Harvard to confirm the accuracy of any reports or notifications delivered to Harvard under Section 7.1. Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least [**] years after the conclusion of that Calendar Quarter, during which time Harvard shall have the right, at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall enter into a confidentiality agreement reasonably satisfactory to Licensee and shall not disclose to Harvard any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within [**] days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 7.3 reveals an underpayment in excess of five percent (5%) in any calendar year, the audited entity shall bear the full cost of such audit. Harvard may exercise its rights under this Section 7.3 [**] per audited entity and only with reasonable prior notice to the audited entity.

7.4. Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement shall bear interest at the lower of (a) [**] percent ([**]%) per month and (b) the maximum rate allowed by law. Interest shall accrue beginning on the first day following the due date for payment and shall be compounded quarterly. Payment of such interest by Licensee shall not limit in any way, Harvard’s right to exercise any other remedies Harvard may have as a consequence of the lateness of any payment.

7.5. Payment Method. Each payment due to Harvard under this Agreement shall be paid by check or wire transfer of funds to Harvard’s account in accordance with written instructions provided by Harvard. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

7.6. Withholding and Similar Taxes. Licensee shall use reasonable and legal efforts to reduce tax withholding on payments made to Harvard hereunder. Notwithstanding such efforts, if Licensee concludes that tax withholdings under the laws of any country are required with respect to payments to Harvard, Licensee shall withhold the required amount and pay it to the appropriate governmental authority. In such a case, Licensee will promptly provide Harvard with original receipts or other evidence reasonably desirable and sufficient to allow Harvard to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

8. Enforcement of Patent Rights.

8.1. Notice. In the event either party becomes aware of any possible or actual infringement of any Licensed Patent Rights relating to Licensed Products (collectively, an “Infringement), that party shall promptly notify the other party and provide it with details regarding such Infringement

8.2. Suit by Licensee. Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of Harvard and potential effects on the public interest in making its decision whether to sue. Should Licensee elect to bring suit against an infringer, Licensee shall keep Harvard reasonably informed of the progress of the action and shall give Harvard a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Licensed Patent Rights in the action, or if Licensee’s license to a Valid Claim in suit terminates, Harvard may elect to take control of the action pursuant to Section 8.3. Should Licensee elect to bring suit against an infringer and Harvard is joined as party plaintiff in any such suit, Harvard shall have the right to approve the counsel selected by Licensee to represent Licensee and Harvard, such approval not to be unreasonably withheld, delayed or conditioned (the parties agree that counsel’s conflict of interest shall be reasonable grounds for withholding approval). The expenses of such suit or suits that Licensee elects to bring, including any expenses of Licensors incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold Licensors free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. Licensee shall not compromise or settle such litigation without the prior written consent of Harvard, which consent shall not be unreasonably withheld, delayed or conditioned (the parties agree that Harvard may withhold approval of any settlement that may reasonably be interpreted to impose any obligations on Harvard or limit the scope, validity or enforceability of any Licensed Patent Rights). In the event Licensee exercises its right to sue pursuant to this Section 8.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, reasonably incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Harvard shall receive an amount equal to [**] percent ([**]%) of such funds and the remaining [**] percent ([**]%) of such funds shall be retained by Licensee.

8.3. Suit by Harvard. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 8.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within [**] days after receipt of notice to Licensee by Harvard of the existence of an Infringement, Harvard may elect to do so. Should Harvard elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by Harvard to represent Harvard, such approval not to be unreasonably withheld, delayed or conditioned (the parties agree that counsel’s conflict of interest shall be reasonable grounds for withholding approval). The expenses of such suit or suits that Harvard elects to bring, including any expenses of Licensee incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Harvard and Harvard shall hold Licensee free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. Harvard shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld, delayed or conditioned (the parties agree that Licensee may withhold approval of any settlement that may reasonably be interpreted to impose any obligations on Licensee or limit the scope, validity or enforceability of any

Licensed Patent Rights). In the event Harvard exercises its right to sue pursuant to this Section 8.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, reasonably incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to [**] percent ([**]%) of such funds and the remaining [**] percent ([**]%) of such funds shall be retained by Harvard.

8.4. Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 8 by the other party for Infringement.

8.5. Cooperation. Each party agrees to cooperate fully in any action under this Article 8 which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

8.6. Standing. If a party lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party. If either party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

8.7. Declaratory Judgment. If a declaratory judgment action is brought naming Licensee and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Harvard Patent Rights, Licensee shall promptly notify Harvard in writing and Harvard may elect, upon written notice to Licensee within [**] days after Harvard receives notice of the commencement of such action, to take over the sole defense of the invalidity or unenforceability aspect of the action at its own expense. The Party defending any such action shall give the other Party the opportunity to provide comments on and make requests of the defending Party concerning the conduct of such defense, and shall consider such comments and requests in good faith.

9. Warranties; Limitation of Liability.

9.1. Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all local, state, and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees will comply, with all United States export control laws and regulations with respect to Licensed Products.

9.2. No Warranty.

9.2.1. Harvard makes no warranties whatsoever as to the commercial or scientific value of the Harvard Patent Rights or Joint Patent Rights or the inventions disclosed therein. Harvard makes no representation that the practice of the Harvard Patent Rights or Joint Patent Rights or the development, manufacture, use, sale or importation of any Licensed Product, or any element thereof, will not infringe the patent or proprietary rights of any third party.

9.2.2. Except as otherwise expressly provided in this Agreement, no party makes any warranty with respect to any technology, patents, goods, services, rights or other subject matter of this Agreement and hereby disclaims warranties of merchantability, fitness for a particular purpose and noninfringement with respect to any and all of the foregoing.

9.3. Limitation of Liability.

9.3.1. Except with respect to Licensee’s indemnification obligations under Article 10, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect incidental, consequential or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services.

9.3.2. Harvard’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter shall not exceed the amounts paid to Harvard under this Agreement.

10. Indemnification.

10.1. Indemnity.

10.1.1. Licensee shall indemnify, defend and hold harmless Harvard and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any third party claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”), based upon, arising out of, or otherwise relating to any acts or omissions of the Licensee, its Affiliates, or any of its Sublicensees in connection with Licensed Products or this Agreement or any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement. Neither Licensee nor Harvard shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned, except that Licensee may settle any Claim to which Licensee’s indemnification obligations hereunder apply without the consent of Harvard if such settlement releases all Indemnitees from liability in respect of such Claim, does not impose any obligations on any Indemnitee and does not limit the scope, validity or enforceability of any Licensed Patent Right.

10.1.2. Licensee shall, at its own expense, provide attorneys reasonably acceptable to Harvard to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

10.2. Insurance.

10.2.1. Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[**] per incident and $[**] annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such Licensed Product, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as Harvard shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Company’s indemnification under this Agreement.

10.2.2. If Licensee elects to self-insure all or part of the limits described above in Section 10.2.1 (including deductibles or retentions which are in excess of $[**] annual aggregate) such self-insurance program must be acceptable to Harvard and the Risk Management Foundation of the Harvard Medical Institutions, Inc. in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement.

10.2.3. Licensee shall provide Harvard with written evidence of such insurance upon request of Harvard. Licensee shall provide Harvard with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such [**]) day period, Harvard shall have the right to terminate this Agreement effective at the end of such [**] day period without notice or any additional waiting periods.

10.2.4. Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Licensed Product is being commercially distributed or sold by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than [**] years.

11. Term and Termination.

11.1. Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 11, shall continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until expiration of the last to expire of the Harvard Patents Rights and Joint Patent Rights.

11.2. Termination.

11.2.1. Termination Without Cause. Licensee may terminate this Agreement upon sixty (60) days prior written notice to Harvard.

11.2.2. Termination for Failure to Obtain Financing. In the event that Licensee fails to complete an investment in the capital stock of Licensee that results in the receipt by Licensee of at least [**] U.S. Dollars ($[**]) (a “Qualifying Financing”) within [**] days after the Effective Date, Harvard may terminate this Agreement immediately upon written notice to Licensee. Notwithstanding the foregoing, if Harvard fails to exercise this right to terminate and Licensee subsequently completes a Qualifying Financing (after the [**] day period) and issues Shares to Harvard as set forth in Section 6.2.1, the termination right set forth in this Section 11.2.2 shall expire and have no further force or effect. The termination right set forth in this Section 11.2.2 is Harvard’s sole and exclusive remedy and Licensee’s sole and exclusive liability for any failure by Licensee to complete a Qualifying Financing.

11.2.3. Termination for Default.

11.2.3.1. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within [**] days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

11.2.3.2. If Licensee defaults in its obligations under Section 10.2 to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein and does not cure such failure within [**] business day of written notice thereof from Harvard, then Harvard may terminate this Agreement immediately without notice or additional waiting period.

11.2.4. Bankruptcy. Harvard may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business; provided that the termination right set forth in this Section 11.2.4 shall not be exercisable if Licensee continues to perform its obligations under this Agreement in all material respects.

11.3. Effect of Termination.

11.3.1. Termination of Rights. Upon termination of this Agreement by either party pursuant to any of the provisions of Section 11.2: (a) the rights and licenses granted to Licensee under Article 4 shall terminate and all rights in and to and under the Harvard Patent Rights and Harvard’s interest in the Joint Inventions shall revert to Harvard; and (b) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its Sublicense agreement with Licensee such that Licensee would have the right to terminate such Sublicense, such Sublicensee shall have the right to seek a license from Harvard. Harvard agrees to negotiate such licenses in good faith under reasonable terms and conditions, which shall not impose any representations, warranties, obligations or liabilities on Harvard that are not included in this Agreement. Notwithstanding the foregoing, Licensee shall have a non-exclusive license under Harvard’s interest in any Joint Patent Rights to develop, make, have made, use, market, offer for sale, sell and import Licensed Products, provided that Licensee pays the applicable royalties and payments to Harvard in accordance with Sections 6.4 and 6.5, provides reports and audit rights to Harvard pursuant to Article 7 and maintains insurance in accordance with the requirements of Section 10.2.

11.3.2. Accruing Obligations. Termination of this Agreement shall not relieve the parties of obligations occurring prior to such termination, including obligations to pay amounts accruing hereunder up to the date of termination.

11.3.3. Transfer of Regulatory Filings. In addition, in the event Licensee terminates this Agreement pursuant to Section 11.2.1 or Harvard terminates this Agreement pursuant to Section 5.4, 11.2.2, 11.2.3 or 11.2.4, at Harvard’s request Licensee shall promptly deliver and assign to Harvard all documents and other materials filed by or on behalf of Licensee and its Affiliates with regulatory agencies in furtherance of applications for regulatory approval in the relevant country with respect to Licensed Products (“Assigned Materials”).

11.3.3.1. In the event that Harvard grants a third party a license to make, use, offer for sale, sell or import a Licensed Product and, in connection therewith, also grants the third party a license under or with respect to, or access to, any of the Assigned Materials relating to such Licensed Product, Harvard shall pay Licensee royalties in the amount of [**] percent ([**]%) of all Net Harvard Receipts (as defined below) received by Harvard in connection with such Licensed Product under such license. All such royalties shall be paid by Harvard within [**] days of receipt. With such distribution, Harvard shall provide a financial accounting showing Harvard Receipts (as defined below) received and all deductions therefrom. Licensee shall keep such reports in confidence; provided that Licensee shall be permitted to include the information in such reports in its financial statements and public disclosures as reasonably required to satisfy accounting rules and securities laws and regulations.

11.3.3.2. “Net Harvard Receipts” shall mean Harvard Receipts less Harvard Expenses.

11.3.3.3. “Harvard Receipts” shall mean all amounts in cash and other consideration actually received by Harvard from the grant of a license to make, use, offer for sale, sell or import a Licensed Product, which license is accompanied by a license or grant of right to use the Assigned Materials with respect to such Licensed Product. Notwithstanding the above, “Harvard Receipts” shall not include payments specifically committed to (a) reimburse patent expenses incurred by Harvard in connection with such Licensed Product and (b) cover future costs to be actually incurred by Harvard (including customary overhead) in accordance with detailed budgets and research workplans included in sponsored research agreements relating to such Licensed Product. The parties do not envision that Harvard would ever elect to commercialize the Licensed Product directly or through any Harvard Affiliate; however, in the event that Harvard commercializes the Licensed Product directly or through an Affiliate, the parties will negotiate appropriate royalty rates to be paid by Harvard comparable to the royalty rates to be paid by Licensee under Section 6.4.1.

11.3.3.4. “Harvard Expenses” shall mean all out-of-pocket expenses and professional fees that are not reimbursed or otherwise paid by a licensee or other third party, including legal fees, patent agent fees and fees paid to other experts, incurred by Harvard in connection with: (a) the filing, prosecution, maintenance or enforcement of any patent application or patent covering the relevant Licensed Product; or (b) the preparation, negotiation, execution and/or enforcement of any agreement pursuant to which the Harvard Receipts are received.

11.4. Survival. The parties’ respective rights, obligations and duties under Articles 7 and 10 and under this Article 11, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement. In addition, Licensee’s obligations under Section 6.5 with respect to Sublicenses granted prior to termination of the Agreement shall survive termination; provided that the basis for the Non-Royalty Sublicense Income under such Sublicenses received after the termination of this Agreement to which such surviving Section 6.5 obligations relate is, in whole or in part, licenses and/or sublicenses under Harvard Patent Rights or Joint Patent Rights and not exclusively other rights and licenses granted by Licensee in connection with such Sublicense. Harvard’s obligations under Section 12.15 shall survive expiration or termination of this Agreement.

12. Miscellaneous.

12.1. Preference for United States Industry. During the period of exclusivity of this license in the United States, Licensee shall cause any Licensed Product produced for sale in the United States to be manufactured substantially in the United States.

12.2. Use of Name. Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use the name or insignia of Harvard or the name of any of Harvard officers, faculty, other researchers or students, or any adaptation of such names, in any advertising promotional or sales literature, including without limitation any press release or any document employed to obtain funds, without the prior written approval of Harvard; provided that Dr. Myers’ consent to the use of his name and his affiliation with Harvard shall be sufficient approval for the use of his name and affiliation. The restriction set forth in this Section 12.2 shall not apply to any information required by law to be disclosed to any governmental entity, including without limitation any information required to be disclosed pursuant to rules and regulations promulgated by the United States Securities and Exchange Commissions or the rules and regulations of any stock exchange or NASDAQ.

12.3. Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

12.4. Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 12.4:

If to License:	Tetraphase Pharmaceuticals, Inc. c/o Mediphase Venture Partners 3 Newton Executive Park, Suite 104 Newton, Massachusetts 02462

Attn.: Chief Executive Officer

If to Harvard:	Office of Technology Development Harvard University Holyoke Center 727 1350 Massachusetts Avenue Cambridge, Massachusetts 02138

Attn.: Chief Technology Development Officer

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile, one business day after transmission or dispatch; (iii) by airmail, seven (7) business days after delivery to the postal authorities by the party serving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

12.5. Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Sole jurisdiction is hereby granted by the parties to the state courts of the Commonwealth of Massachusetts or the federal courts of the District of Massachusetts, without restricting any right of appeal.

12.6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

12.7. Headings. Article, section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.8. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

12.9. Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.10. No Agency or Partnership. Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute either parties as agents for each other or as partners with each other or any third party.

12.11. Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any of its Affiliates, to any purchaser of all or substantially all of its business, stock, assets or research to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 12.11 shall be null and void and of no legal effect.

12.12. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.13. Interpretation. The parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

12.14. Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

12.15. Confidentiality. Harvard shall keep confidential, not disclose to any third party and not use for any purpose other than monitoring Licensee’s performance under this Agreement any information (including reports) provided to Harvard by Licensee or by Dr. Myers under Sections 2.5, 2.6, 5.3, 7.1 and 7.3 of this Agreement; provided, however, that Harvard (i) may include in its annual reports totals derived from information received from Licensee (without attribution to Licensee) that show revenues generated by the patents and patent applications licensed under this Agreement and (ii) may use and disclose information provided under Sections 2.5 and 2.6 to file patent applications with respect to Harvard Inventions and, as permitted under this Agreement, Joint Inventions; and provided further that the non-disclosure and non-use obligations shall not apply to any information that (a) is or becomes part of the public domain other than by Harvard’s breach of this Section 12.15, (b) is included within Abandoned Harvard Patent Rights or Abandoned Joint Patent Rights, or (c) is required to be disclosed by Harvard pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law (provided that, in such case, Harvard shall notify Licensee immediately upon receipt thereof and give Licensee sufficient advance notice to permit it to seek a protective order or other similar order with respect to such information). To the extent that it is reasonably necessary, Harvard may disclose information it is otherwise obligated under this Section 12.15 not to disclose to (y) its employees on a need-to-know basis and on condition that such employees abide by the obligations set forth in this Section 12.15 and (z) in confidence, to lawyers, accountants and financial advisors.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College		Tetraphase Pharmaceuticals, Inc.

By:	/s/ Isaac Kohlberg	By:	/s/ Lawrence G. Miller

Name:		Name:	Lawrence G. Miller

Title:		Title:	President

I, the undersigned, hereby confirm that I have read the Agreement, that its contents are acceptable to me and that I agree to be bound by the terms of Article 2.

/s/ Andrew G. Myers
Andrew G. Myers

Exhibit 1.5

Development Milestones

1. Licensee shall commence [**] with respect to a Licensed Product within [**] months of the Effective Date.

2. Licensee shall commence [**] with respect to a Licensed Product within [**] months of the Effective Date.

3. Licensee shall [**] for a Licensed Product within [**] months of the Effective Date.

Exhibit 1.6

Development Plan

Tetraphase Pharmaceuticals

CONFIDENTIAL

Tetraphase Pharmaceuticals: Initial Plan

Summary

This company is to be formed to ensure rapid development of commercial products based on the groundbreaking studies of tetracycline synthesis conducted by Prof. Andrew Myers and colleagues in the Department of Chemistry and Chemical Biology at Harvard University. The initial goal of the company is to create multiple antibiotic candidates based on these synthetic technologies, and to advance these candidates into clinical trials. Subsequently, the company will pursue further antibacterial compounds, through synthetic pathways or in-licensing. The overall goal is to become an integrated pharmaceutical company and a leader in the development of antibacterials. The company name, Tetraphase Pharmaceuticals, refers to the initial focus on tetracyclines, as well as the multiple phases of development that will encompass other types of antibacterials (see below).

Background

Tetracyclines as a class of anti-infective compounds were first employed in the 1940s (chlortetracycline); tetracycline itself was introduced in 1953, and second generation tetracyclines appeared in the 1960s and early 1970s. Indeed, over the three decades from the late 1940’s onward, nearly 30% of all approved antibiotics were tetracyclines. Their use has spanned the spectrum of bacterial infections, including gram-positive and gram-negative bacteria, Chlamydia, mycoplasma and spirochetes. Of note, the anti-inflammatory properties of tetracyclines were also recognized, and it is likely that the effectiveness of this class in conditions such as acne derives at least in part from anti-inflammatory efficacy.

Although tetracyclines, especially doxycycline, remain in widespread use, resistance to tetracyclines emerged as a major problem in the 1970s and has led to reduced efficacy and utility of this class. However, as resistance has subsequently developed to other classes of antibiotics, interest in tetracyclines has been rekindled, in part due to their oral absorption and potentially wide spectrum of action. A new class of tetracyclines, the glycylcyclines, was synthesized in the 1990s, and in mid-2005, a member of this class, tigecycline (Tygacil, Wyeth), received approval in the U.S.

Despite significant interest in this class over the last 15 years, development of new tetracyclines has been hampered by difficulties in synthesis. Little structural diversity has been generated, with almost all efforts directed at a small number of core intermediates. This lack of chemical diversity has led to limitations in anti-infective diversity, with little success in overcoming drug resistance. The glycylcyclines, such as tigecycline, appear to provide an improvement in overcoming resistance, although toxicity remains an issue.

The Myers technology offers a way out of this “box”, with the potential to create multiple novel structures based on different intermediates, and even to expand the number of rings overall. Based on the performance of compounds in this class, it is reasonable to hypothesize that compounds can be designed with improved efficacy, i.e., decreased resistance, coupled with limited toxicity.

CONFIDENTIAL	1	March 2006

Tetraphase Pharmaceuticals

CONFIDENTIAL

Market

The worldwide market for anti-infectives is in excess of $25 billion, but the market is in transition. Although the total worldwide anti-infective market was in excess of $25 billion in 2004, growth in this sector has been limited. Indeed, through much of the last 1980’s and 1990’s, this market was perceived as stagnant: effective antibiotics were available for most bacterial pathogens. This perception encouraged a lack of effort in this area. Indeed, several major pharmaceutical companies have reduced or eliminated their antibiotic development programs. Only a handful of new antibacterials have been approved in the last 10 years, most for complex, often hospital-based infections. In a survey conducted in 2004, only 6 of 506 drugs under development at the pharmaceutical companies and larger biotechnology companies were new antibacterial agents (Spellberg et al., 2004). Concurrently, rapidly-developing resistance is limiting the utility of current antibacterials; resistant staphylococcus species are becoming endemic (especially methicillin resistant staphylococcus aureus, or MRSA), and resistance in other gram-positive and gram-negative pathogens is increasing.

The confluence of these trends creates a significant opportunity for anti-infective development, and in particular for a company with an intense focus on antibacterials. There are clear opportunities to develop branded antibiotics which can generate annual sales of $300-500 million.

The target compound for the expanded tetracycline class would therefore have the following characteristics:

•	Efficacy against staph, aureus and gram negative organisms

•	Limited gastrointestinal adverse effects

•	Oral and parenteral availability

These features would make the compound applicable to the following common indications:

•	Urinary tract infections, including catheter and non-catheter based

•	Skin and soft tissue infections

•	Intra-abdominal infections, e.g., appendicitis, diverticulitis, post-operative

•	Pneumonia, both hospital and community-acquired

Note that Tygacil, the recently approved tetracycline, has been approved for both skin and soft tissue infections and intro-abdominal infections.

An enhanced tetracycline which could address the indications listed above would be expected to have a market opportunity of at least $500 million, and perhaps as much as $1 billion.

Current Status of Tetracyclines

When first introduced into clinical practice in the 1940’s, the tetracyclines had broad activity against gram-positive and gram-negative bacteria and chlmaydia, mycoplasma, etc. The class was used widely in both humans and animals, and by 1953 initial resistance was observed. Since

CONFIDENTIAL	2	March 2006

Tetraphase Pharmaceuticals

CONFIDENTIAL

that time, resistance to tetracyclines has increased markedly, limited the use of the class in many common infections. Current indications include urinary tract infections, Lyme disease, shigellosis and rickeettsial, chlamydial and mycoplasmal infections. Doxycycline is the most widely used tetracycline currently, due to limited adverse effects and twice daily dosing.

The first new tetracycline in over 30 years, tigecycline (Tygacil, Wyeth) was approved in June 2005. Tigecycline, the first glycylcycline tetracycline, is a minocycline analog characterized by a substitution at the 9 position (or position 1 of the D ring; see below), It has substantial advantages over earlier tetracyclines. It is active against methicillin-resistant staphylococcous aureus (MRSA), as well as some gram-negatives, including enterococci, enterobacteria, and possibly acinetobacter. Tigecycline evades the major bacterial tetracycline efflux pumps, and also binds to modified bacterial ribosomes, another potential cause of resistance. The drug is approved for complex skin and soft tissue infections, as well as complicated intra-abdominal infections. Major adverse events, as is common in the tetracycline class, occur in the gastrointestinal system. In Phase III studies, 29.5% of patients reported nausea, 19.7% vomiting and 12.7% of patients experienced diarrhea. Tigecycline is administered intravenously every 12 hours.

As such, tigecycline has an attractive clinical spectrum, and pre-approval studies indicate efficacy comparable to currently first-line antibiotics. However, the drug must be administered intravenously and leads to a disturbing incidence of gastrointestinal adverse events. Launch of tigecycline has rekindled interest in the tetracycline class, but there is clearly room for improvement over tigecycline characteristics.

A second glycylcycline is under development by Paratek (PTK-0796). Although limited information is available, this compound is in Phase I clinical trials and is said to possess a similar antibacterial spectrum as tigecycline, but with reduced potency against gram-negative bacteria. The compound was recently partnered with Merck.

Tetracycline optimization

The core structure of all clinically useful tetracyclines is similar, consisting of 4 rings, and conserved areas to the “east” and “south” of the molecule (see below), the areas known to participate in binding to the bacterial ribosomal target. Limited substitutions from tetracycline itself have led to analogs with some improvements in spectrum and clinical characteristics. Prior to the introduction of tigecycline, clinically available tetracyclines had substitutions on the 5, 6 and 7 positions compared to tetracycline (e.g., doxycycline, chlortetracycline, oxytetracycline, minocycline).

CONFIDENTIAL	3	March 2006

Tetraphase Pharmaceuticals

CONFIDENTIAL

The recently introduced tigecycline and the investigational Paratek compound (PTK-0796) are analogs of minocycline, with substitutions at the 9 position as illustrated below:

CONFIDENTIAL	4	March 2006

Tetraphase Pharmaceuticals

CONFIDENTIAL

The Myers approach allows a tremendous range of variations, most obviously at positions 6, 7, 8, 9 and 10 (on the C and D rings), but also at other positions likely to be involved in ribosomal binding. Addition of a fifth ring with concomitant substitutions also becomes possible. The shaded area in the figure below is constant in clinically-useful tetracyclines, and is accessible in the Myers synthesis. The Myers synthesis also offers broad opportunities in the unshaded area.

[**]

These criteria [**].

[**]

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[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

Company Objectives

As described the above, the overall objective is to create an integrated pharmaceutical company focused on antibacterials. Initial phases of development will focus on tetracyclines, subsequently broadening to include other classes and types of antibacterials.

CONFIDENTIAL	5	March 2006

Tetraphase Pharmaceuticals

CONFIDENTIAL

Stage I

Initially, the company will be [**]

Thus, the near-term objectives of the company will be:

[**]

This process is estimated to require approximately [**]

Stage II

[**]. The company will [**].

Stage III

[**], the company will [**].

Stage IV

[**], the company will [**].

Intellectual Property

The company will [**].

Company structure and pre-clinical development

As noted above, the core competencies of the company will be [**] development.

Pre-clinical [**]. After review of proposals and cost estimates, the consensus of company advisors is that [**].

[**].

Goals:

[**]

CONFIDENTIAL	6	March 2006

Tetraphase Pharmaceuticals

CONFIDENTIAL

Tasks
[**]

[**]

[**]

[**]

The goals are to [**].

Goals: [**].

Tasks
[**]

[**]

[**]

[**]

[**]

[**]

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Goals: [**]

Tasks
[**]

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CONFIDENTIAL	7	March 2006

Tetraphase Pharmaceuticals

CONFIDENTIAL

Tasks
[**]

[**]
[**]

[**]

[**]

[**]

[**]

Clinical development

[**]. The company will develop [**].

Commercial Potential

Estimation of the commercial potential of [**].

Pricing

Using [**] it is estimated that the [**].

Forecast

At this time there are [**]. The forecast is built on the following assumptions:

• [**]

• [**]

• [**]

• [**]

Sales Forecast

($ in millions)

	Year 1	Year 2	Year 3	Year 4	Year 5
U.S. Sales	[**]	[**]	[**]	[**]	[**]

Potential

As previously stated, this proposal is built on the Tetraphase product [**] the forecast above.

Company personnel and recruitment

As noted above, approximately [**] personnel will be required for [**], organized as follows:

[**]

[**]

CONFIDENTIAL	8	March 2006

Tetraphase Pharmaceuticals

CONFIDENTIAL

With regard to recruitment, [**].

Facility

[**].

Advisors

Advisors with [**].

Prof. Andrew Myers, Chairman: Prof. Myers’ expertise in synthetic chemistry forms the basis for the company, and his ongoing involvement is crucial in the creation and execution of the appropriate synthetic pathways and compounds. Prof. Myers will work closely with the company on a regular basis, attending research meetings and providing guidance.

Dr. Eric Gordon, Drug Development Advisor: Dr. Gordon is Chairman of the Mediphase Scientific Advisory Board and is widely known for his expertise and success in the development of anti-infectives. While holding senior positions in chemistry at Bristol Myers Squibb, Dr. Gordon supervised the development of approved drugs. He subsequently was a founder of two anti-infective-focused biotechnology companies, Versicor and Vicuron.

Dr. Joaquim Trias, Bacteriology Advisor: Dr. Trias served as Vice President, Microbiology Drug Research at Vicuron for 8 years. Previously, he was a senior scientist at Microcide Pharmaceuticals, and prior to that was in the Dept. of Microbiology at the University of Barcelona.

[**]

Timeline
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Financing

[**] initial financing for the company, which will likely include [**]. The initial financing will [**].

Budget

See attached.

CONFIDENTIAL	9	March 2006

Budget Yrs. 1-2	Q1	Q2	Q3	Q4	Year 1	Q5	Q6	Q7	Q8	Year 2	Total
Personnel
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Supplies/External
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Total					[**]					[**]	[**]

Capital equipment
[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Total	[**]

Exhibit 6.2.1

Form of Investment Representation Letter

Exhibit 6.2.1

Investment Representation Letter

Tetraphase Pharmaceuticals, Inc.

c/o Mediphase Venture Partners

3 Newton Executive Park

Newton, MA 02462

Re: Issuance of Shares of Common Stock of Tetraphase Pharmaceuticals, Inc.

Dear Sirs:

In order to induce Tetraphase Pharmaceuticals, Inc. (the “Company”) to issue to President and Fellows of Harvard College (“Harvard”) [ ] shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), pursuant to Section 6.2.1 of that certain License Agreement, dated July [ ], 2006, between the Company and Harvard (the “License Agreement”), Harvard hereby represents, warrants and covenants to the Company as follows:

1. Harvard is acquiring the Shares for its own account for investment only, and not with a view to, or for sale in connection with any distribution of the Shares in violation of the Securities Act of 1933, as amended, (the “Securities Act”), or any rule or regulation under the Securities Act.

2. Harvard has had such opportunity as it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit Harvard to evaluate the merits and risks of its acquisition of the Shares.

3. Harvard has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Shares and to make an informed investment decision with respect to such acquisition.

4. Harvard can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

5. Harvard understands that (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 or otherwise may not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register the Shares under the Securities Act.

6. A legend substantially in the following form will be placed on the certificates represented the Shares:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

7. The foregoing representations and warrants are true as of the date of this Investment Representation Letter and shall be true as of the date the Company issues the Shares to Harvard. If such representations and warranties shall not be true in any respect prior to such date, Harvard will give prompt written notice of such fact to the Company.

8. Harvard agrees, in connection with the initial underwritten public offering of the Company securities pursuant to a registration statement under the Securities Act, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock held by Harvard (other than those shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for a period of 180 days from the effective date of such registration statement, and (ii) to execute any agreement reflecting clause (i) as may be requested by the Company or the managing underwriters at the time of such offering.

[Remainder of page intentionally left blank.]

This Investment Representation Letter shall be binding upon and inure to the benefit of the Company and Harvard and its assigns.

This Investment Representation Letter shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of laws thereof.

This Investment Representation Letter may be exercised in counterparts and by facsimile signature.

President and Fellows of Harvard College

By:
Name:
Title:

Date:

Investment Representation Letter Signature Page

A6820amend1

Amendment to License Agreement

This Amendment to License Agreement (this “Amendment”) is entered into as of this 31st day of January, 2007 (the “Effective Date”), by and between Tetraphase Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business 480 Arsenal St., Suite 110, Watertown, MA 02472 (“Licensee”) and President and Fellows of Harvard College, Holyoke Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 01238 (“Harvard”).

WHEREAS, the parties entered into a License Agreement as of August 3, 2006 (the “License Agreement”), pursuant to which Harvard granted to Licensee an exclusive license under Harvard Patent Rights and Harvard’s interest in Joint Patent Rights (as such terms are defined in the License Agreement);

WHEREAS, Dr. Andrew G. Myers, a Harvard researcher, is (or by definition will be) an inventor of the inventions claimed in the Harvard Patent Rights and Joint Patent Rights;

WHEREAS, Dr. Myers is an inventor of technology claimed in a new patent application [**] owned by Harvard that is neither a Harvard Patent Right nor a Joint Patent Right, but which claims subject matter related thereto; and

WHEREAS, Licensee wishes to obtain a license under such new patent application and Harvard wishes to grant Licensee a license thereunder;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Capitalized terms used in this Amendment that are not defined herein shall have the meanings set forth in the License Agreement.

2.	Section 1.10 of the License Agreement is replaced in its entirety with the following:

“Harvard Patent Rights” shall mean, in each case to the extent owned and controlled by Harvard: (a) [**] (including the PCT applications and/or the US regular utility applications filed at or prior to the one year conversion date claiming priority to such provisional applications); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent or patent application identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b) and any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart of any of the patents or patent applications identified in (a), (b) or (c) or of the claims identified in (d); and (f) any claim of any United States or foreign patent or patent application to the extent specifically directed to subject matter of Harvard Inventions.

3.	Section 6.1 of the License Agreement is replaced in its entirety with the following:

License Issuance Fee. As partial consideration for the license granted hereunder, Licensee shall pay Harvard the following non-refund able license fees:

(a) [**] U.S. Dollars ($[**]), payable within [**] days after the date on which Licensee completes a Qualifying Financing (as defined in Section 11.2.2 below); and

(b) [**] U.S. Dollars ($[**]) with respect to [**] by January 31, 2007.

4.	Section 3.3 of the License Agreement

Expenses. Subject to Section 3.4 below, Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard pursuant to this Article 3 within [**] days after Harvard invoices Licensee. In addition, Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard prior to the execution of this Agreement with respect to the preparation, filing, prosecution, protection and maintenance of Harvard Patent Rights (estimated to be approximately [**] U.S. Cents ($[**])) within [**] days after the date on which the financing described in Section 11.2.2 below closes. In the event that this Agreement is amended in accordance with Section 4.3 to add a new patent or patent application to the definition of Harvard Patent Rights, Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard prior such amendment with respect to the preparation, filing, prosecution, protection and maintenance of such new patent or patent application within [**] days after Harvard invoices Licensee.

5.	All other terms and conditions of the License Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College		Tetraphase Pharmaceuticals, Inc.

By:	/s/ Isaac T. Kohlberg	By:	/s/ David C. Lubner

Name:	Isaac T. Kohlberg	Name:	David C. Lubner

Title:	Sr. Associate Provost	Title:	SVP, COO
Chief Technology Dev. Officer

Amendment to License Agreement

This second Amendment to License Agreement (this “Second Amendment”) is entered into as of this 6th day of April, 2010 (the “Effective Date”), by and between Tetraphase Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business at 480 Arsenal St., Suite 110, Watertown, MA 02472 (“Licensee”) and President and Fellows of Harvard College, Holyoke Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 01238 (“Harvard”).

WHEREAS, the parties entered into a License Agreement as of August 3, 2006 (as previously amended, the “License Agreement”), pursuant to which Harvard granted to Licensee an exclusive license under Harvard Patent Rights and Harvard’s interest in Joint Patent Rights (as such terms are defined in the License Agreement);

WHEREAS, on January 31, 2007, the parties amended the License Agreement to include a new patent application [**] under Harvard Patent Rights;

WHEREAS, Dr. Myers is an inventor of technology claimed in an additional new patent application [**] owned by Harvard that is neither a Harvard Patent Right nor a Joint Patent Right, but which claims subject matter related thereto; and

WHEREAS, Licensee wishes to obtain a license under such new patent application and Harvard wishes to grant Licensee a license thereunder;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Capitalized terms used in this Second Amendment that are not defined herein shall have the meanings set forth in the License Agreement.

2.	Section 1.10 of the License Agreement is replaced in its entirety with the following:

“Harvard Patent Rights” shall mean, in each case to the extent owned and controlled by Harvard: (a) [**] being referred to as the “Additional Patent Application”) (including the PCT applications and/or the US regular utility applications filed at or prior to the one year conversion date claiming priority to such provisional applications); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent or patent application identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b) and any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart of any of the patents or patent applications identified in (a), (b) or (c) or of the claims identified in (d); and (f) any claim of any United States or foreign patent or patent application to the extent specifically directed to subject matter of Harvard Inventions. The Additional Patent Application and all patents and patent applications listed in clauses (b) through (e) that correspond to the Additional Patent

Application shall be referred to herein as the “Additional Patent Rights.” For clarity, Additional Patent Rights are a subset of Harvard Patent Rights.

3.	Section 5.4 of the License Agreement is amended by adding to the end of such Section the following:

“Notwithstanding the foregoing, in the event that the Development Milestone that is not achieved and not cured under this Section 5.4 and with respect to which Licensee is in material breach is an Additional Patent Right Development Milestone (as set forth on Exhibit 1.5), then Harvard’s right to terminate this Agreement under Section 5.4 shall be limited to the Additional Patent Rights such that the license and other rights granted under this Agreement to the Additional Patent Rights shall terminate, with this Agreement otherwise remaining in full force and effect in all respects.

4.	Section 6.1 of the License Agreement is replaced in its entirety with the following:

License Issuance Fee. As partial consideration for the license granted hereunder, Licensee shall pay Harvard the following non-refundable license fees:

(a) [**] U.S. Dollars ($[**]), payable within [**] days after the date on which Licensee completes a Qualifying Financing (as defined in Section 11.2.2 below);

(b) [**] U.S. Dollars ($[**]) with respect to [**] by January 31, 2007.

(c) [**] U.S. Dollars ($[**]) with respect to the Additional Patent Rights by April 23, 2010.

5.	Section 6.3.1.4 of the License Agreement is replaced in its entirety with the following:

[**] U.S Dollars ($[**]) upon [**] with respect to such Licensed Product; provided however, that if such Licensed Product is covered by the Additional Patent Rights then the amount due for this milestone payment shall be [**] U.S Dollars ($[**]).

6.	Exhibit 1.5 of the License Agreement is replaced in its entirety with the Exhibit 1.5 attached to this Second Amendment, so as to include additional Development Milestones with respect to the Additional Patent Rights.

7.	Harvard acknowledges that Licensee has paid the license fees required by Section 6.1(a) and (b).

8.	All other terms and conditions of the License Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College	Tetraphase Pharmaceuticals, Inc.

By: /s/ Isaac T. Kohlberg	By: /s/ Guy Macdonald

Name: Isaac T. Kohlberg, Senior Associate Provost	Name: Guy Macdonald

Title: Chief Technology Development Officer Office of Technology Development Harvard University	Title: President & CEO

Exhibit 1.5

Development Milestones

1.	Licensee shall commence [**] with respect to a Licensed Product within [**] months of the Effective Date.

2.	Licensee shall commence [**] with respect to a Licensed Product within [**] months of the Effective Date.

3.	Licensee shall [**] for a Licensed Product within [**] months of the Effective Date.

The following Development Milestones (the “Additional Patent Rights Development Milestones”) will apply with respect to Licensed Products covered by the Additional Patent Rights:

1.	[**] with respect to such a Licensed Product by [**].

2.	[**] with respect to such a Licensed Product by [**].

3.	[**] with respect to such a Licensed Product by [**].

4.	[**] with respect to such a Licensed Product by [**].

Third Amendment to License Agreement

This Third Amendment to License Agreement (this “Third Amendment”) is entered into as of this 18 day of February, 2011 (the “Effective Date”), by and between Tetraphase Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business at 480 Arsenal St., Suite 110, Watertown, MA 02472 (“Licensee”) and President and Fellows of Harvard College, Holyoke Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 01238 (“Harvard”).

WHEREAS, the parties entered into a License Agreement as of August 3, 2006 (as previously amended, the “License Agreement”), pursuant to which Harvard granted to Licensee an exclusive license under Harvard Patent Rights and Harvard’s interest in Joint Patent Rights (as such terms are defined in the License Agreement);

WHEREAS, on January 31, 2007, the parties amended the License Agreement (the “First Amendment”) to include a new patent application [**] under Harvard Patent Rights;

WHEREAS, on April 6, 2010, the parties amended the License Agreement (the “Second Amendment”) to include the Additional Patent Application (as defined in the Second Amendment) under Harvard Patent Rights; and

WHEREAS, the parties agreed in a letter dated June, 2, 2010 to include [**] for all purposes of the License Agreement as Additional Patent Rights (as defined in the Second Amendment); and

WHEREAS Dr. Myers is an inventor of technology claimed in a new patent application [**] owned by Harvard which claims subject matter related to the License Agreement;

WHEREAS, Licensee wishes to obtain a license under such new patent application and Harvard wishes to grant Licensee a license thereunder;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Capitalized terms used in this Third Amendment that are not defined herein shall have the meanings set forth in the License Agreement.

2.	Section 1.10 of the License Agreement is replaced in its entirety with the following:

“Harvard Patent Rights” shall mean, in each case to the extent owned and controlled by Harvard: (a) [**] being referred to as the “Additional Patent Applications”) (including the PCT applications and/or the US regular utility applications filed at or prior to the one year conversion date claiming priority to such provisional applications); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent or patent application identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b) and any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart of any of the patents or patent applications identified in (a), (b) or (c) or of the claims identified in (d); and (f) any claim of any United States or foreign patent or patent application to the extent specifically directed to subject matter of Harvard Inventions. The Additional Patent Applications and all patents and patent applications listed in clauses (b) through (e) that correspond to the Additional Patent Applications shall be referred to herein as the “Additional Patent Rights.” For clarity, Additional Patent Rights are a subset of Harvard Patent Rights.

2.	All other terms and conditions of the License Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College	Tetraphase Pharmaceuticals, Inc.

By: /s/ Isaac T. Kohlberg	By: /s/ Guy Macdonald

Name: Isaac T. Kohlberg, Senior Associate Provost	Name: Guy Macdonald

Title: Chief Technology Development Officer Office of Technology Development Harvard University	Title: President & CEO